Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No. 333-261923 on Form S-1 of our report dated April 14, 2022 with respect to the consolidated financial statements of Planet Labs PBC, included in the Prospectus Supplement of Planet Labs PBC dated April 14, 2022, which is a part of this Registration Statement.

/s/ Ernst & Young LLP
San Jose, California
April 14, 2022